Exhibit 99.1

Media Contact:

Mary Jo Rose

925-452-3252

mrose@taleo.com

Taleo Completes Cytiva Acquisition

Dublin, CA – April 1, 2011 – Taleo Corporation (NASDAQ: TLEO), the leading provider of on-demand talent management solutions, today announced that it has completed its acquisition of Cytiva (TSX-V: CRX), a leading mid-market provider of on-demand recruiting software solutions, for approximately $11 million Canadian dollars in cash.

For more information visit: www.taleo.com

About Taleo

Taleo’s (NASDAQ: TLEO) cloud-based talent management platform unites products and an ecosystem to drive business performance through talent intelligence. Over 5,000 customers use Taleo for talent acquisition, performance, learning and compensation management, including 47 of the Fortune 100. Further, Taleo’s Talent Grid cloud community harnesses the expertise of Taleo customers, more than 200 million candidates to date, and 140 partners and industry experts.

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